Exhibit 3

STATE OF DELAWARE
AMENDED CERTIFICATE
OF INCORPORATION
OF
AMERIRESOURCE TECHNOLOGIES, INC.

AMERIRESOURCE TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware, does hereby certify as follows:

DOES HEREBY CERTIFY THAT:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth amendments to the Corporation’s Certificate of Incorporation (as previously amended), and declaring said amendments to be advisable.

SECOND: That the stockholders of the Corporation have duly approved said amendments by the required vote of such stockholders in accordance with the requirements of Sections 222 and 228 of the General Corporation Law of the State of Delaware, by the affirmative vote of a majority of the shares of the outstanding Common and Preferred stock entitled to vote thereon in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The foregoing amendment and restatement of the Certificate of Incorporation has been duly adopted by resolutions adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242(b)(1) of the General Corporation Law of Delaware.

FOURTH: The foregoing amendment and restatement of the Certificate of Incorporation has been duly adopted by the written consent of the holders of a majority of the outstanding Stock entitled to vote in accordance with the provisions of Section 228 of the General Corporation Law of Delaware.

FIFTH: That the Certificate of Incorporation of the Corporation shall be amended without the need of any additional action as follows.

RESOLVED, that the Corporation's Certificate of Incorporation is hereby amended by changing the Article thereof numbered “FOURTH”, so that, as amended, said Article shall be and read as follows;

The aggregate number of shares which shall have authority to issue will remain the same at Fifty Billion (50,000,000,000) shares of $0.0001, par value each, which shares shall be designated “Common Stock”, and Ten Million (10,000,000) shares of $0.001, par value, each which shares shall be designated “Preferred Stock”, and which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series, the Board of Directors shall give to it a distinctive designation as to distinguish is from the series so all other series and classes shall fix the number of shares in such series, and the preferences, rights, and restrictions thereof. All shares of any one series shall be alike in every particular except as otherwise provided by this Certificate of Incorporation or the General Corporation Law of Delaware.

Simultaneously with the Effective Date of the 9th day of June, 2008 (such Effective Date shall be for accounting purposes only), all issued and outstanding shares of Common Stock (“Existing Common Stock”) shall be and hereby are automatically combined and reclassified as follows: Each Four Hundred (400) shares of Existing Common Stock shall be combined and reclassified (“the Reverse Split”) as one (1) share of issued and outstanding Common Stock (“New Common Stock”), provided that there shall be no fractional shares of New Common Stock. In the case of any holder of fewer than Four Hundred (400) shares of Existing Common Stock or any number of shares of Existing Common Stock which, when divided by Four Hundred (400), does not result in a whole number (a “Fractional Share Holder”). The Fractional Share interest of New Common Stock held by Such Fractional Share Holder shall be entitled to receive one additional shares of New Common Stock for the fractional share such Fractional Share Holder would otherwise be entitled to as a result of the reverse split.

The Corporation shall provide certificates representing New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock. From and after the Effective Date, certificates representing shares of Existing Common Stock are hereby cancelled and shall represent only the right of the holders to receive New Common Stock.

From and after the effective date, New Common Stock as used in this Article FOURTH shall mean Common Stock as provided in the Certificate of Incorporation, as amended.

SIXTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, AmeriResource Technologies, Inc. has caused this certificate to be executed by Delmar Janovec, its President and Secretary, this 29th day of May, 2008.

AMERIRESOURCE TECHNOLOGIES, INC.
a Delaware corporation

By:      /s/ Delmar Janovec     ,
President & Secretary